Exhibit 10.3

AMENDMENT TO THE DIRECTOR DEFERRED COMPENSATION PLAN

THIS AMENDMENT is made by GREATER COMMUNITY BANCORP and GREATER COMMUNITY BANK, the successor to GREAT FALLS BANK, corporations organized under the laws of the State of New Jersey (collectively hereinafter referred to as the “Company”) to the DIRECTOR DEFERRED COMPENSATION PLAN (hereinafter referred to as the “Plan”);

WITNESSETH:

WHEREAS, effective February 1, 1999, the Company established the Director Deferred Compensation Plan (“Plan”), providing directors the opportunity to defer their compensation; and

WHEREAS, the Company wishes to amend the Plan to comply with Internal Revenue Code Section 409A and the applicable federal regulations thereto; and

WHEREAS, the Plan may be amended with the mutual written consent of the Director and the Company;

NOW, THEREFORE, the Plan is hereby amended as follows, and each director signing below consents to such amendments:

FIRST:  Section 1.15 “Financial Hardship” is hereby amended by deleting it in its entirety and substituting the following in its place:

1.15 “Financial Hardship” means an unforeseeable emergency, which is a severe financial hardship to the Director resulting from an illness or accident to the Director or the Director’s Spouse, loss of the Director’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director.

SECOND, Section 5.2 “Disability Benefit “is hereby amended by deleting it in its entirety and substituting the following in its place:

5.2 “Disability Benefit” means notwithstanding any other provision hereof, in the event of a Director’s Disability, the Director shall be entitled to receive the Disability Benefit hereunder.  Disability means the inability of the Director to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.  In the event of Disability, the Director shall begin receiving the Disability Benefit in lieu of the Deferred Compensation Benefit, which is not available prior to the Director’s Benefit Eligibility Date.  The benefit shall begin within thirty (30) days of the date of Disability.  The amount of the monthly benefit shall be the annuitized value of the Director’s Elective Contribution Account, measured as of the date of the Disability determination and payable over the Payout Period.  The Interest Factor shall be used to annuitize the Elective Contribution account.  In the event the Director dies while receiving Disability Benefit payments pursuant to this Subsection, or after becoming eligible for such payments but before the actual commencement of such payments, his Beneficiary shall be entitled to receive those benefits provided for in Subsection 6.1(a) and the Disability Benefits provided for in this Subsection shall terminate upon the Director’s death.

THIRD, Section 5.4 is herby amended by deleting it in its entirely and substituting the following in its place:

5.4 “Removal For Cause” means in the event the Director is removed for Cause at any time prior to reaching his Benefit Age, he shall be entitled to receive the balance of his Elective Contribution Account, measured as of the date of removal.  Such amount shall be paid on his Benefit Eligibility Date the annuitized value (using the Interest Factor) of his Elective Contribution Account payable over the Payout Period.

FOURTH: Section 12.13, “Modification of Benefit Eligibility Date,” is hereby amended by deleting it in its entirety and substituting the following in its place:

In the event that a Director wishes to modify his Benefit Eligibility Date, the Director may make a one-time irrevocable election to defer commencement of his or benefits from the Plan; provided, however, that any such election must:

(1)	not result in the acceleration of payments;
(2)	not be effective for 12 months after such change is made;
(3)	result in the deferral of payments for a period of five years; and
(4)	not be made less than 12 months prior to the current Benefit Eligibility Date.

FIFTH: Section 12.14, “Early Distribution Following a Change in Control” is hereby amended by deleting it in its entirety and substituting the following in its place:

"A Director may elect on or before December 31, 2008 to receive his or her benefits from the Plan in (a) a lump sum or (b) up to 120 monthly installments, commencing on a date in 2009 selected by Director."

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of this 25th day of June, 2008.

GREATER COMMUNITY BANCORP

By: /s/ Anthony M. Bruno
Anthony M. Bruno
Chairman, President, and CEO

GREATER COMMUNITY BANK

By: /s/ Anthony M. Bruno
Anthony M. Bruno
Chairman, President, and CEO